Amendment to Amended and Restated Securities Lending Agreement

Between

U.S. Bank National Association and

Nuveen Investment Funds, Inc.

THIS AMENDMENT, dated as of February 1, 2017, by and between U.S. Bank National Association (the “Bank”) and Nuveen Investment Funds, Inc. (formerly known as First American Investment Funds, Inc.) (“NIF”).

WHEREAS, the Bank and NIF have entered into an Amended and Restated Securities Lending Agreement dated as of February 17, 2010, as amended as of December 30, 2010, January 1, 2012, January 1, 2014 and September 22, 2016 (the “Agreement”), pursuant to which the Bank engages in securities lending as agent for certain series of NIF (each series a separate “Customer” and together the “Customers”) with respect to certain securities owned by each Customer.

WHEREAS, the Bank and NIF wish to amend the Agreement to revise the fee payable thereunder.

NOW THEREFORE, the Bank and NIF, intending to be legally bound, agree as follows:

1. Exhibit B to the Agreement, as most recently amended in the Amendment to Amended and Restated Securities Lending Agreement between U.S. Bank National Association and Nuveen Investment Funds, Inc. dated as of September 22, 2016, is hereby replaced in its entirety with the following:

Exhibit B

Securities Lending Fee

NIF and Bank agree that, for so long as NIF elects to invest securities lending cash collateral in Class X shares of Government Obligations Fund, Bank shall not receive any portion of any Customer’s Net Income or any other form of direct compensation from Customer for services performed under the Agreement. NIF and Bank agree to renegotiate the securities lending fee should NIF change this election. NIF acknowledges that Bank and its affiliates may receive fees for providing services to Government Obligations Fund, as disclosed in the Offering Documents. NIF represents and warrants that it has reviewed and understands the Offering Documents.

2. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written by their duly authorized officers.

NUVEEN INVESTMENT FUNDS, INC.

By:	/s/ Kathleen L. Prudhomme
Name:	Kathleen L. Prudhomme
Title:	Vice President and Secretary

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kenneth L. Delecki
Name:	Kenneth L. Delecki
Title:	Head of Securities Lending